EXHIBIT 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Nautilus, Inc. (the “Company,” “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our common stock (the “Common Stock”). The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein, and to the applicable provisions of the Washington Business Corporation Act (“WBCA”), Title 23B of the Revised Code of Washington.
Authorized Capital Shares
Our authorized capital shares consist of 75,000,000 shares of common stock, no par value per share (“Common Stock).
Common Stock
Voting Rights
The holders of Common Stock are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. Our Common Stock does not have cumulative voting rights.
Dividend Rights
The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.
Liquidation Rights
The holders of Common Stock will share ratably in all assets legally available for distribution to our shareholders in the event of dissolution.
Other Rights and Preferences
Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Common Stock may act by unanimous written consent.
Anti-Takeover Provisions
The provisions of Washington law could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids.

We are subject to the WBCA which imposes restrictions on certain transactions between a corporation and certain significant shareholders. The WBCA generally prohibits a “target corporation” (as defined in the WBCA) from engaging in certain significant business transactions with an “acquiring

EXHIBIT 4.1
person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved (1) prior to the time of the acquisition, by a majority of the members of the target corporation’s board of directors or (2) at or subsequent to the acquiring person’s share acquisition time, by a majority of the members of the target corporation’s board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting shares, except for shares beneficially owned by or under the voting control of the acquiring person. Such prohibited transactions include, among other things:

•a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;
•termination of 5% or more of the employees of the target corporation employed in Washington, whether at one time or over a five-year period as a result of the acquiring person’s acquisition of 10% or more of the shares; or
•allowing the acquiring person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute or are approved at an annual or special meeting of shareholders by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. As a result, Chapter 23B.19 of the WBCA could have the effect of delaying, deferring, or preventing a change in control.

Transfer Agent and Registrar
Our transfer agent and registrar is Computershare Trust Company, N.A.
Listing
Our Common Stock is traded on the New York Stock Exchange under the trading symbol “NLS.”